FOR:	International Speedway Corporation

APPROVED BY:	Wes Harris
Director of Investor Relations
(386) 947-6465

CONTACT:	Julie Truax/Jonathan Schaffer
Media: Michael McMullan/Kate Talbot
Morgen-Walke Associates, Inc.
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY CORPORATION REPORTS
RECORD SECOND QUARTER RESULTS
- Kansas and Chicagoland Speedways Completed -

            DAYTONA BEACH, FLORIDA – July 10, 2001 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported record results for the second quarter and six months ended May 31, 2001.

Total revenues for the 2001 second quarter increased to $112.0 million from $98.7 million in 2000.  Operating income for the second quarter increased to $27.5 million compared to $22.2 million in the prior-year period.  Net income was $13.3 million, or $0.25 per diluted share, compared to $3.7 million, or $0.07 per diluted share, in the 2000 second quarter.  Last year’s second quarter results included a litigation judgment after-tax charge of $5.2 million.  Excluding this charge, net income for the second quarter of 2000 would have been $8.9 million, or $0.17 per diluted share.

For the six months ended May 31, 2001, total revenues increased to $232.7 million from $210.3 million in 2000.  Operating income for the six-month period increased to $71.9 million compared to $57.4 million in the prior year.  Net income was $36.1 million, or $0.68 per diluted share, versus $19.8 million, or $0.37 per diluted share, for the comparable period in 2000.  Excluding the one-time after-tax charge of $5.2 million in the second quarter of 2000, net income for the six-month period of 2000 would have been $25.0 million, or $0.47 per diluted share.

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ISC REPORTS RECORD SECOND QUARTER RESULTS                                                            PAGE -2-

During the second quarter, ISC hosted a number of successful major event weekends.  The Company posted record results for its NASCAR Winston Cup and Busch Series weekends at Darlington, Talladega, California and Richmond, with sold-out crowds on-hand for the Winston Cup events in California and Richmond.  The second quarter also included exciting weekends of profitable open wheel racing anchored by the Indy Racing Northern Light Series at Phoenix and Miami, with the Phoenix event recording a 25% increase in attendance over the prior year.

Mr. James C. France, President and Chief Operating Officer of International Speedway Corporation, commented, “We are pleased to post record results for our second quarter.  In addition to impressive increases in rights fees associated with NASCAR’s new media contracts, during the quarter we increased overall event attendance and established long-term marketing partnerships with new corporate sponsors including Tropicana, Delphi Automotive, Hills Bros Coffee, Ameristar Casino and O’Reilly Auto Parts.  In addition, FOX continued to deliver record ratings for its broadcasts of the Winston Cup and Busch Series before turning the reigns over to NBC and Turner Broadcasting this past weekend.  Beyond the record financial results of the highly competitive Winston Cup Pepsi 400 at Daytona, which met our expectations, we were extremely pleased as NBC’s broadcast of Dale Earnhardt, Jr.’s emotion-filled victory generated a 5.8 overnight rating, representing a 41% increase over the prior year.  We believe NBC’s aggressive promotional campaign and its successful broadcast debut at the Pepsi 400 at Daytona are strong indicators that we will continue to see impressive year-over-year ratings increases during the second half of the racing season.”

Including Daytona’s Pepsi 400 weekend, during the third quarter ending August 31, 2001, ISC will host eleven major event weekends, with five weekends anchored by the Winston Cup Series.  The third quarter also includes inaugural race weekends at both Kansas Speedway and Chicagoland Speedway.

“We are in the midst of a very exciting quarter for the Company, highlighted by the long-anticipated openings of two new world-class speedways,” continued Mr. France.  “On June 2, Kansas Speedway officially opened its gates to eager crowds and exciting ARCA RE/MAX and NASCAR Winston West racing.  The facility’s successful inaugural season continued with last weekend’s Indy Racing Northern Light Series and NASCAR Craftsman Trucks Series events which recorded sold-out crowds.  The positive feedback we have received from the fans, drivers, and media point to an exceptional Winston Cup and Busch Series weekend in September, where capacity crowds will watch as the sport’s biggest stars compete head-to-head at the state-of-the-art speedway.

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ISC REPORTS RECORD SECOND QUARTER RESULTS                                                            PAGE -3-

 “We are also looking forward to the opening of Chicagoland Speedway, which will debut this weekend.  Based on reviews from the drivers who have tested at the track, we are expecting an exciting weekend of NASCAR competition.  In addition, sales of season tickets have exceeded our expectations, and we are extremely pleased that Chicagoland will be introducing two new title sponsors to the sport: Tropicana, who will be sponsoring Sunday’s Winston Cup race; and Hill Bros Coffee, the title sponsor of Saturday’s Busch Series event.”

Mr. France concluded, “While there has been concern over the impact of the economy on our business, to date we have not seen a significant pullback from consumers or corporate partners.  However, as the economic outlook remains uncertain and is expected to remain sluggish at least in the near future, we are maintaining a conservative position and continue to keep a close eye on the situation particularly as it relates to capacity and pricing.  During these difficult periods, we believe the strength of our business model and our long-standing practice of focusing closely on supply and demand prove advantageous and position us favorably in the marketplace.”

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time which may also be accessed via the Internet at: .  During the call, management will discuss results for the second quarter, recent developments and outlook for the remainder of the year.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit, Michigan; California Speedway near Los Angeles, California; Kansas Speedway in Kansas City, Kansas; Homestead-Miami Speedway in Florida; Phoenix International Raceway in Arizona; Richmond International Raceway in Virginia; Darlington Raceway in South Carolina; North Carolina Speedway in Rockingham, North Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.

Other track interests include the operation of Tucson (Arizona) Raceway Park and an indirect 37.5% interest in Raceway Associates, LLC, which owns Chicagoland Speedway and Route 66 Raceway in Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official

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ISC REPORTS RECORD SECOND QUARTER RESULTS                                                            PAGE -4-

attraction of NASCAR; Americrown Service Corporation, a provider of catering services, food and beverage concessions, and merchandise sales, and Motorsports International, a provider of catering services, food and beverage concessions, and a producer and marketer of motorsports-related merchandise. For more information, visit the Company's Web site at .

Statements made in this release that state the Company or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company’s results could be impacted by the risk factors discussed elsewhere, including adverse weather conditions leading up to and during its events.  Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Statements of Income
(In thousands, except for per share data)

	Three months ended		Six months ended
	5/31/00	5/31/01	5/31/00	5/31/01
	(Unaudited)		(Unaudited)
REVENUES

Admissions, net	$ 43,064	$ 44,739	$ 91,658	$ 94,644
Motorsports related income	38,219	52,262	83,993	106,678
Food, beverage, and merchandise income	16,237	13,804	32,474	28,998
Other income	1,228	1,191	2,218	2,365

	98,748	111,996	210,343	232,685

EXPENSES

Direct race expenses:
NASCAR direct expenses	15,386	20,165	34,178	39,474
Motorsports related expenses	21,610	24,791	38,752	41,450
Food, beverage, and merchandise expenses	9,502	7,539	18,055	15,391
General and administrative expenses	17,553	19,326	36,634	38,834
Depreciation and amortization	12,467	12,664	25,307	25,628

Total expenses	76,518	84,485	152,926	160,777

Operating income	22,230	27,511	57,417	71,908

Interest income	1,869	989	3,418	2,209
Interest expense	(7,868)	(5,332)	(15,930)	(11,589)
Equity in net loss from equity investments	(477)	(643)	(1,029)	(1,278)
Minority interest	36	288	299	585
North Carolina Speedway litigation	(5,523)	-	(5,523)	-

Income before income taxes	10,267	22,813	38,652	61,835
Income taxes	6,545	9,513	18,833	25,785

Net income	$ 3,722	$ 13,300	$ 19,819	$ 36,050

Basic and diluted earnings per share	$ 0.07	$ 0.25	$ 0.37	$ 0.68

Dividends per share	$ 0.06	$ 0.06	$ 0.06	$ 0.06

Basic weighted average shares
outstanding	52,967,222	52,998,389	52,958,070	52,991,508

Diluted weighted average shares
outstanding	53,045,655	53,070,816	53,043,220	53,067,250

Consolidated Balance Sheet Data
(In thousands)

	November 30,	May 31,
	2000	2001
		(Unaudited)

Cash, cash equivalents and short-term
investments	$ 50,792	$ 51,246
Current assets	86,510	102,764
Restricted investments	35,193	14,162
Total assets	1,665,438	1,695,039
Deferred income	111,492	149,853
Current liabilities	140,551	180,267
Long-term debt	470,551	415,577
Shareholders' equity	950,871	983,635